Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3) and related Prospectus of NICE Systems Ltd. for the registration of 2,016,100 shares of its ordinary shares and to the incorporation by reference therein of our report dated May 28, 2003 with respect to the Consolidated financial statements of NICE Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel

December 23, 2003

/S/ KOST FORER & GABBAY
KOST FORER & GABBAY
A Member of Ernst & Young Global

Exhibit 23.2 - 1